Filed Pursuant to Rule 424(b)(3)

Registration No. 333-184998

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT
DATED JANUARY 17, 2014 TO PROSPECTUS DATED MAY 1, 2013

DECEMBER 2013 PERFORMANCE UPDATE

	December 2013	Year to Date	Total NAV 12/31/2013	NAV per Unit 12/31/2013
Series A	2.14%	7.50%	$13,490,982	$1,215.27
Series B	3.62%	14.25%	$15,294,191	$1,300.97

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A

DECEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended December 31, 2013)

STATEMENT OF INCOME

DECEMBER 2013
Investment income, interest	$74

Expenses
Management fee	20,921
Ongoing offering expenses	11,308
Operating expenses	1,696
Selling Commissions	45,234
Other expenses	555
Incentive fee	—
Brokerage commissions	24,481

Total expenses	104,194

Net investment gain (loss)	(104,120)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	441,535
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(54,658)

Net gain (loss) on investments	386,877

Net increase (decrease) in net assets from operations	$282,757

STATEMENT OF CHANGES IN NET ASSET VALUE

DECEMBER 2013
Net assets, beginning of period	$13,483,654

Net increase (decrease) in net assets from operations	282,757

Capital share transactions
Issuance of shares	29,938
Redemption of shares	(305,366)

Net increase (decrease) in net assets from capital share transactions	(275,428)

Net increase (decrease) in net assets	7,329

Net assets, end of period	$13,490,982
NAV Per Unit, end of period	$1,215.27

SUPERFUND GREEN, L.P. – SERIES B

DECEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended December 31, 2013)

STATEMENT OF INCOME

DECEMBER 2013
Investment income, interest	$112

Expenses
Management fee	23,717
Ongoing offering expenses	12,820
Operating expenses	1,923
Selling Commissions	51,280
Other expenses	755
Incentive fee	—
Brokerage commissions	40,997

Total expenses	131,492

Net investment gain (loss)	(131,380)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	758,650
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(93,413)

Net gain (loss) on investments	665,236

Net increase (decrease) in net assets from operations	$533,856

STATEMENT OF CHANGE IN NET ASSET VALUE

DECEMBER 2013
Net assets, beginning of period	$15,308,245

Net increase (decrease) in net assets from operations	533,856

Capital share transactions
Issuance of shares	38,979
Redemption of shares	(586,889)

Net increase (decrease) in net assets from capital share transactions	(547,910)
Net increase (decrease) in net assets	(14,054)

Net assets, end of period	$15,294,191
NAV Per Unit, end of period	$1,300.97

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.